EXHIBIT 4.7

FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE dated as of December 31, 2006, by and among Jones Apparel Group, Inc., a Pennsylvania corporation, Jones Apparel Group Holdings, Inc., a Delaware corporation, Jones Apparel Group USA, Inc., a Pennsylvania corporation ("Original Jones USA"), Nine West Footwear Corporation, a Delaware corporation, Jones Retail Corporation, a New Jersey corporation (collectively, the "Issuers"), Kasper, Ltd., a Delaware corporation ("Kasper"), and U.S. Bank National Association (as successor in interest to SunTrust Bank), as trustee (the "Trustee").

        WHEREAS, the Issuers and the Trustee have entered into an Indenture dated as of November 22, 2004, as amended and supplemented from time to time (the "Indenture"), providing for the issuance of the Issuers' 4.250% Senior Notes due 2009 (the "2009 Securities"), 5.125% Senior Notes due 2014 (the "2014 Securities") and 6.125% Senior Notes due 2034 (the "2034 Securities" and, together with the 2009 Securities and the 2014 Securities, collectively, the "Securities");

        WHEREAS, Section 9.01 of the Indenture provides that the Issuers and the Trustee may amend the Indenture without notice or consent of any Holder (as defined in the Indenture);

        WHEREAS, the Issuers desire to amend certain provisions of the Indenture, as set forth in Article I hereof;

        WHEREAS, Original Jones USA intends to merge with and into Kasper, with Kasper being the surviving corporation and renaming itself "Jones Apparel Group USA, Inc." (collectively, the "Reorganization");

        WHEREAS, Kasper desires to execute and deliver this First Supplemental Indenture in accordance with and pursuant to the terms of Section 5.01 of the Indenture; and

        WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, the Trustee and Kasper agree as follows:

ARTICLE I.

AMENDMENTS TO INDENTURE

        SECTION 1.01 Amendments. Effective upon the consummation of the Reorganization, pursuant to Article 5 of the Indenture, Kasper shall assume all obligations of Original Jones USA under the Indenture and (together with the Issuers other than Original Jones USA) be an obligor and an Issuer under the Indenture and any and all Securities that remain outstanding under the Indenture.

ARTICLE II.

MISCELLANEOUS

        SECTION 2.01 Instruments To Be Read Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this First Supplemental Indenture shall henceforth be read together.

        SECTION 2.02 Confirmation. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

        SECTION 2.03 Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture. Any defined terms present in the Indenture, but no longer used as a result of the amendments made by this First Supplemental Indenture shall be eliminated.

        SECTION 2.04 Headings. The headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

        SECTION 2.05 Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture.

        SECTION 2.06 Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy of the First Supplemental Indenture is enough to prove this First Supplemental Indenture.

        SECTION 2.07 Effectiveness; Termination. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.06 of the Indenture; provided that the amendments to the Indenture set forth in Section 1.01 of this First Supplemental Indenture shall become operative upon consummation of the Reorganization.

        SECTION 2.08 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

        SECTION 2.09 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

JONES APPAREL GROUP, INC.
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Chief Financial Officer

JONES APPAREL GROUP HOLDINGS, INC.
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Treasurer

JONES APPAREL GROUP USA, INC.
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Chief Financial Officer and Treasurer

NINE WEST FOOTWEAR CORPORATION
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Treasurer

JONES RETAIL CORPORATION
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Vice President and Treasurer

KASPER, LTD.
By: /s/  Efthimios P. Sotos
Name: Efthimios P. Sotos
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By: /s/  George Hogan
Name: George Hogan
Title: Vice President